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                                   EXHIBIT (9)

                         OPINION AND CONSENT OF COUNSEL

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                [Transamerica Life Insurance Company Letterhead]

April 1, 2004

Transamerica Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company and Retirement Builder Variable Annuity Account with the Securities and Exchange Commission covering individual variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2. Retirement Builder Variable Annuity Account is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3. The Individual Variable Annuity Contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA LIFE INSURANCE COMPANY

/s/ Darin D. Smith

Darin D. Smith
Assistant General Counsel
Financial Markets Group